Exhibit 99.1

Exponent Reports Second Quarter 2006 Results

MENLO PARK, Calif., July 19, 2006 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, revenues increased 4.5% to $41,654,000, as compared to $39,850,000 in the same period one year ago. Revenues before reimbursements increased 6.5% to $39,053,000, as compared to $36,674,000 in the second quarter of 2005.

Net income for the second quarter of 2006 was $3,650,000, or $0.21 per diluted share as compared to $4,094,000, or $0.23 per diluted share reported last year. Second quarter 2006 net income, excluding $142,000 in net expenses related to FAS 123R, was $3,792,000 or $0.22 per diluted share.

EBITDAS1 for the second quarter of 2006 was $7,204,000, as compared to $7,962,000 for the same period one year ago. EBITDAS in the second quarter of 2006 was impacted by higher compensation and administrative costs related to a 12% year-over-year increase in technical full time equivalents (FTE’s).

On June 30, 2006, Exponent had $61.9 million in cash, cash equivalents and short-term investments. During the second quarter, Exponent used $12.2 million to repurchase shares of its common stock.

“We are pleased to report growth of 9% in revenues before reimbursements, excluding defense technology development revenues of $2.5 million in 2005 and $1.8 million in 2006,” commented Michael Gaulke, CEO and President. “In the quarter, we had good business activity in our biomechanics, civil engineering, construction consulting, and electrical & semiconductors practices. During the quarter we continued to focus on recruiting with the objective of achieving long-term growth, although it has had a short-term impact on our earnings. We are particularly excited about the hiring of Dr. Elizabeth Anderson, Group Vice President, to lead our health group.

“During the quarter we received several new contracts for our defense technology development practice including an order by the Robotic Systems Joint Project Office for 215 MARCbots, which are scheduled to be delivered in the third quarter; a follow-on contract with the U.S. Army’s Rapid Equipping Force, for support of newly deployed technologies in Iraq and Afghanistan; and a U.S. Navy contract to develop a prototype system to support Maritime Security Operations during boarding exercises. We believe these will have a positive impact in the second half of 2006, where we plan to return to high single to low double digit revenue growth.”

For the first half of 2006, revenues increased 5.9% to $83,681,000, as compared to $79,046,000 reported in the same period of 2005. Revenues before reimbursements increased 6.9% to $78,672,000, as compared to $73,603,000 in the same period of 2005. Net income for the first half of 2006 was $7,472,000, or $0.42 per diluted share, as compared to $7,961,000, or $0.46 per diluted share, reported in the same period of 2005. First half 2006 net income, excluding $575,000 in net expenses related to FAS 123R, was $8,047,000 or $0.45 per diluted share.

EBITDAS1 for the first half of 2006 was $15,125,000, as compared to $15,470,000 for the same period one year ago.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 19, 2006, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 888-830-3976. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing (800) 642-1687 and entering reservation #2850778.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physician, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1) EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended June 30, 2006 and July 1, 2005

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Revenues
Revenues before reimbursements	$39,053	$36,674	$78,672	$73,603
Reimbursements	2,601	3,176	5,009	5,443

Revenues	41,654	39,850	83,681	79,046

Operating expenses
Compensation and related expenses	26,044	23,642	52,790	47,523
Other operating expenses	4,967	4,600	9,732	9,264
Reimbursable expenses	2,601	3,176	5,009	5,443
General and administrative expenses	2,714	2,161	5,432	4,490

	36,326	33,579	72,963	66,720

Operating income	5,328	6,271	10,718	12,326
Other income
Interest income, net	533	274	1,031	508
Miscellaneous income, net	123	232	501	346

	656	506	1,532	854

Income before income taxes	5,984	6,777	12,250	13,180
Income taxes	2,334	2,683	4,778	5,219

Net income	$3,650	$4,094	$7,472	$7,961

Net income per share:
Basic	$0.22	$0.25	$0.45	$0.49
Diluted	$0.21	$0.23	$0.42	$0.46
Shares used in per share computations:
Basic	16,357	16,160	16,427	16,104
Diluted	17,631	17,438	17,711	17,396

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2006 and December 30, 2005

(in thousands)

	June 30, 2006	December 30, 2005
Assets
Current assets:
Cash and cash equivalents	$5,229	$13,216
Short-term investments	56,660	55,682
Accounts receivable, net	51,427	46,211
Prepaid expenses and other assets	3,142	2,900
Deferred income taxes	2,581	2,156

Total current assets	119,039	120,165

Property, equipment and leasehold improvements, net	29,803	29,839
Goodwill	8,607	8,607
Other assets	7,912	5,630

	$165,361	$164,241

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,357	$4,136
Accrued payroll and employee benefits	18,441	19,910
Deferred revenues	2,072	2,364

Total current liabilities	26,870	26,410

Other liabilities	3,809	3,487
Deferred rent	1,126	1,144

Total liabilities	31,805	31,041

Stockholders’ equity:
Common stock	16	8
Additional paid-in capital	49,647	44,963
Accumulated other comprehensive income (loss)	10	(93)
Retained earnings	95,573	88,322
Treasury stock, at cost	(11,690)	—

Total stockholders’ equity	133,556	133,200

	$165,361	$164,241

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended June 30, 2006 and July 1, 2005

(in thousands)

	Quarter Ended		Six Months Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Net Income	$3,650	$4,094	$7,472	$7,961

Add back (subtract):
Income taxes	2,334	2,683	4,778	5,219
Interest income, net	(533)	(274)	(1,031)	(508)
Depreciation and amortization	898	851	1,780	1,669
Stock-based compensation	855	608	2,126	1,129

EBITDAS (1)	$7,204	$7,962	$15,125	$15,470

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.